Exhibit 99

News Release

For Immediate Release February 12, 2009	Contact: Stacy Frole	(419) 627-2227

CEDAR FAIR REPORTS RESULTS FOR 2008

•	GENERATES A RECORD $356 MILLION IN ADJUSTED EBITDA, A 4.5% INCREASE OVER 2007

•	NET REVENUES INCREASE TO $996 MILLION

SANDUSKY, OHIO, February 12, 2009 — Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for its fourth quarter and year ended December 31, 2008.

Cedar Fair’s operations generated full-year net revenues of $996.2 million and net income of $5.7 million, or $0.10 per diluted limited-partner (LP) unit. In 2007 the Company achieved net revenues of $987.0 million and reported a net loss of $4.5 million, or $0.08 per diluted LP unit. Included in the 2008 results are non-cash impairment charges totaling $95.4 million, or $1.71 per diluted LP unit. Of these total non-cash charges, the majority, or $87.0 million, relates to a preliminary estimate of impairment of goodwill and other long-lived intangibles we recorded when we acquired the Paramount Parks in 2006. The 2007 results include a non-cash impairment charge of $54.9 million, or $1.01 per diluted LP unit, relating to the Geauga Lake restructuring.

Adjusted EBITDA, which management believes is a meaningful measure of the company’s park-level operating results, increased 4.5% to $355.9 million from $340.7 million a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

“I am pleased to report that 2008 was another successful year for the company,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “While 2008 was not without its economic challenges, we were able to position ourselves as an affordable vacation alternative. In 2008, our combined parks entertained 22.7 million visitors, up 3% from 2007 and generated average in-park guest per capita spending of $40.13. The result of this solid operating performance was a record $355.9 million in adjusted EBITDA.”

Operating income for the year was $133.9 million compared with $154.6 million in 2007. Cash operating costs decreased 1% to $640.3 million versus $646.3 million in the prior year. The decrease in cash operating costs is a result of our continued focus on controlling operating costs and expenses, as well as the closure of the company’s Star Trek: The Experience operation in Las Vegas in September due to the expiration of its lease. Non-cash costs increased to $222.0 million from $186.1 million in 2007, due entirely to the charge for impairment of intangible assets we recorded when we acquired the Paramount Parks. Although the acquisition continues to meet our collective operating and profitability goals, the performance of the individual properties has been somewhat mixed, with certain parks outperforming others to this point. Based on the accounting rules which require us to evaluate our goodwill and trade-names for impairment at the individual reporting unit, or park level, the performance of those parks that have fallen below our original expectations, coupled with a higher cost of capital, have resulted in the estimated recognition of full impairment of goodwill at two of the acquired parks and the additional estimated impairment of trade names at several of the parks.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Reports Results for 2008

February 12, 2009

For the year, interest expense decreased $16.0 million to $129.6 million due to lower interest rates on our variable-rate debt and our ability to fix $300 million of term debt at a favorable rate through an interest rate swap agreement entered into during the first quarter of 2008, coupled with a lower average daily balance on our revolving credit facilities compared with 2007. In 2008, a benefit for taxes of $935,000 was recorded to account for the tax attributes of our corporate subsidiaries and publicly traded partnership (PTP) taxes, compared to a provision of $14.2 million in 2007. After interest expense and the provision (benefit) for taxes, combined net income for the year totaled $5.7 million, or $0.10 per LP unit. In 2007, the company reported a net loss of $4.5 million, or $0.08 per LP unit.

“I am pleased our parks continue to perform consistently well in this volatile environment,” said Kinzel. “We pride ourselves on our attention to customer service and continued investment in our parks, offering a variety of entertainment through new roller coasters, thrill rides, family attractions and live shows for our guests. This entertainment package, along with employees who are among the best in the industry, is what has made and will continue to make this company successful year after year.”

Fourth Quarter Results

For the fourth quarter, net revenues increased $3.9 million to $119.3 million from $115.4 million a year ago. The 3% increase in net revenues is attributable to an 8% increase, or 205,000 visits, in attendance due to strong fall promotions and a favorable October calendar, where many of our parks were able to remain open for one additional weekend. The operating loss for this same period was $79.4 million compared with an operating loss of $19.6 million in the fourth quarter a year ago. The increase in operating loss is primarily attributable to the $87.0 million non-cash charge for impairment of intangible assets recognized during the fourth quarter of 2008, offset slightly by a $6.8 million improvement in operating costs and expenses in the period.

After interest expense, which was down $4.3 million between years, and a benefit for taxes in the period, net loss for the quarter was $56.7 million, or $1.02 per LP unit, in 2008 compared with a net loss of $9.0 million, or $0.17 per LP unit, last year.

2009 Outlook

For the 2009 season, Kinzel reported that the company will be investing approximately $62 million in capital improvements across its properties, highlighted by the addition of a new world-class roller coaster at Kings Island in Cincinnati. The company will also introduce two additional coasters: Prowler, a wooden coaster, at Worlds of Fun in Kansas City and Carolina Cobra, a boomerang-style coaster, at Carowinds in Charlotte, North Carolina. In addition, family attractions will be introduced at Valleyfair in Shakopee, Minnesota and Kings Dominion in Doswell, Virginia. Finally, several parks will debut a variety of exciting live shows, including the expansion of the “All Wheels Extreme” stunt show to several properties.

“It is important for us to reinvest in our parks on an annual basis,” said Kinzel. “Capital reinvestment has always been a high priority for the company, and it is why we have been able to maintain and improve our operating results over the years. Our strategy has always been to offer a variety of activities to our guests, and I believe our 2009 program will again capture their attention.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Results for 2008

February 12, 2009

Kinzel added, “As we head into 2009, we also continue to evaluate our current capital structure and various alternatives for reducing the Company’s debt levels. In light of current economic and market conditions, reducing our debt and strengthening our balance sheet must continue to be a priority. We are considering a wide range of alternatives for reducing debt and no decisions have been finalized on any of these alternatives at this time.”

Management will host a conference call with analysts today, February 12, 2009, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, February 12, 2009, until 11:59 p.m. ET, Thursday, February 26, 2009. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 3963219.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Partnership owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; Great America; and Gilroy Gardens, which is managed under contract.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Partnership’s expectations. In addition, risks and uncertainties concerning the acquisition of the Paramount Parks include, but are not limited to the ability of the Partnership to combine the operations and take advantage of growth, savings and synergy opportunities.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Results for 2008

February 12, 2009

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	12/31/08	12/31/07	12/31/08	12/31/07
Net revenues:
Admissions	$72,394	$70,298	$566,266	$552,145
Food, merchandise and games	36,575	37,863	355,917	360,055
Accommodations and other	10,305	7,286	74,049	74,773

Total net revenues	119,274	115,447	996,232	986,973
Cash operating costs and expenses	97,973	105,440	640,342	646,305

Adjusted EBITDA (a)	21,301	10,007	355,890	340,668
Depreciation and amortization	14,580	13,448	125,838	130,623
Equity-based compensation	77	513	716	576
Loss on impairment of goodwill and other intangibles	86,988	—	86,988	—
Loss on impairment / retirement of fixed assets	(965)	15,680	8,425	54,898

Operating income (loss)	(79,379)	(19,634)	133,923	154,571
Interest expense	30,649	34,934	129,561	145,568
Other (income)	(201)	(2,802)	(409)	(735)

Income (loss) before taxes	(109,827)	(51,766)	4,771	9,738
Provision (benefit) for taxes	(53,078)	(42,737)	(935)	14,229

Net income (loss)	$(56,749)	$(9,029)	$5,706	$(4,491)
Weighted average units outstanding - diluted	55,859	54,236	55,747	54,200

Per limited partner unit:
Net income (loss) - diluted	$(1.02)	$(0.17)	$0.10	$(0.08)
Cash distributions paid	$0.48	$0.48	$1.92	$1.90

Balance Sheet Data:
Total assets			$2,186,061	$2,418,668
Total debt			1,724,075	1,752,911
Total partners’ equity			112,312	285,092

Cedar Fair Reports Results for 2008

February 12, 2009

Cedar Fair, L.P.

RECONCILIATION TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	12/31/08	12/31/07	12/31/08	12/31/07
Net income (loss)	$(56,749)	$(9,029)	$5,706	$(4,491)
Interest expense	30,649	34,934	129,561	145,568
Provision (benefit) for taxes	(53,078)	(42,737)	(935)	14,229
Depreciation and amortization	14,580	13,448	125,838	130,623
Other (income)	(201)	(2,802)	(409)	(735)
Equity-based compensation	77	513	716	576
Loss on impairment of goodwill and other intangibles	86,988	—	86,988	—
Loss on impairment / retirement of fixed assets	(965)	15,680	8,425	54,898

Adjusted EBITDA (a)	$21,301	$10,007	$355,890	$340,668

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.